EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-206355 on Form S-8 of our report dated March 28, 2025, with respect to the consolidated financial statements and schedules, which appear in Conifer Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the U.S. Securities and Exchange Commission.

East Lansing, Michigan

March 28, 2025